UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

GraphOn Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This filing relates to the 2013 annual meeting of stockholders of GraphOn Corporation (the “Company”) and amends and supplements the related proxy statement filed by the Company with the Securities and Exchange Commission (the “SEC”) on Schedule 14A on April 19, 2013 (the “Proxy Statement”).

The following paragraph replaces in whole the paragraph captioned “Cost of Proxy Solicitation,” under “General Information About the Annual Meeting” in the Proxy Statement:

“Cost of Proxy Solicitation

We will pay the expenses of the preparation of our proxy materials and our solicitation of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit your proxy by telephone or other means. We have also engaged AST Phoenix Advisors (“Phoenix”) to assist us in soliciting proxies for the Annual Meeting, which is scheduled for May 30, 2013. We will bear the entire cost of Phoenix’s solicitations, including the payment to Phoenix of fees of approximately $6,000, plus reasonable expenses and other incremental charges.”

Company stockholders are urged to read the Proxy Statement and other relevant materials because they contain important information about the Company and proposals to be voted on at the annual meeting. Investors may obtain a free copy of these materials and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, or by sending a written request to the Company at GraphOn Corporation, 1901 S. Bascom Avenue, Suite 660, Campbell, CA 95008, Attention: Corporate Secretary.